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                                                                     Exhibit 2.3



                           SEAGULL ENERGY CORPORATION
                            1001 Fannin, Suite 1700
                           Houston, Texas 77002-6714


                                August 30, 1996

Global Natural Resources Inc.
5300 Memorial, Suite 800
Houston, Texas 77007

Ladies and Gentlemen:

         Seagull Energy Corporation ("Seagull") hereby agrees to cause the due adoption of the policy described in the attached Exhibit A. Seagull acknowledges that such adoption is an essential term of the proposed Merger, as defined in the Agreement and Plan of Merger (the "Merger Agreement") dated as of July 22, 1996 among Seagull, GNR Merger Corporation and Global Natural Resources Inc. ("Global"). Capitalized terms used herein or in Exhibit A without definition shall have the respective meanings set forth in the Merger Agreement. The parties hereto acknowledge that this letter agreement is for the benefit of Global and that there are no third party beneficiaries to this letter agreement.

         This letter agreement shall constitute an amendment and restatement of that certain letter agreement between Seagull and Global dated August 8, 1996. Please sign below to acknowledge the terms of this letter agreement.

                                        Sincerely,

                                        SEAGULL ENERGY CORPORATION


                                        By:   /s/ William L. Transier
                                           ------------------------------------
                                                 William L. Transier
                                                 Senior Vice President and
                                                  Chief Financial Officer
ACKNOWLEDGED:

GLOBAL NATURAL RESOURCES INC.

By:   /s/ Gordon L. McConnell
   ----------------------------------
         Gordon L. McConnell
         Vice President - Accounting
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                                                                       Exhibit A

Promptly following the Effective Time, Seagull will duly adopt a policy, in form mutually agreeable to Seagull and Global, in their reasonable judgment, covering each Retained Employee to provide that if at any time during the period ending on the second anniversary of the Effective Time, the employment of such Retained Employee is terminated for any reason (other than for cause) or such Retained Employee terminates his employment because of a modification in his duties or responsibilities in an adverse manner following the Effective Time, then (i) (x) all Global Stock Options (after giving effect to the Merger Agreement) and (y) all options to acquire Seagull Common Stock granted to such Retained Employee following the Effective Time that relate to or were otherwise issued in connection with such Global Stock Options ("Seagull Stock Options"), which Global Stock Options and Seagull Stock Options were exercisable as of the date of termination of his employment (the "Termination Date"), shall continue to be exercisable by such Retained Employee, his estate or any person who acquired any such Global Stock Options or Seagull Stock Options by will or the laws of descent and distribution at any time on or before the first anniversary of the Termination Date, and (ii) the vesting of all such Global Stock Options and such Seagull Stock Options that were held by such Retained Employee but were not exercisable as of the Termination Date shall, on and as of the Termination Date, be accelerated and such options shall be exercisable in full by him, his estate or any person who acquired any such Global Stock Options or Seagull Stock Options by will or the laws of descent and distribution at any time on or before the first anniversary of the Termination Date. The policy described above shall contain provisions that limit its applicability to any incentive stock option (within the meaning of the Internal Revenue Code of 1986, as amended (the "Code")) if and to the extent that such applicability would result in a "modification" (within the meaning of the Code and the rules thereunder) of any such incentive stock option.